Exhibit 3.24
BUSINESS CORPORATION
ORIGINAL ARTICLES OF INCORPORATION
     The undersigned acting as incorporator(s) of a corporation under Chapter 7-1.1 of the General Laws, 1956, as amended, adopt (s) the following Articles of Incorporation for such corporation:
First. The name of the corporation is CNC/Access, Inc.
THIRD. The purpose or purposes for which the corporation is organized are:
     General contract engineering services, field surveys, and related activities, as well as any other legal purpose.
          NOTE: THIS IS NOT A PROFESSIONAL CORPORATION.
          The corporation shall have power: (See §7-1.1-4 of the General Laws, 1956, as amended.)
     (a) To have perpetual succession by its corporate name unless a limited period of duration is stated in its articles of incorporation.
     (b) To sue and be sued, complain and defend, in its corporate name.
     (c) To have a corporate seal which may be altered ‘at pleasure, and to use the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.
     (d) To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real or personal property, or any interest therein, wherever situated.
     (e) To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets.
     (f) To lend money -and to use its credit to assist its employees.
     (g) To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof.
     (h) To make contracts and guarantees and incur liabilities, borrow money at such rates of interest as the corporation may determine, issue its notes, bonds, and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchises, and income.

     (i) To lend money for its corporate purposes, invest and reinvest its funds, and take and hold real -and personal property as security for the payment of funds so loaned or invested.
     Fourth. The aggregate number of shares which the corporation shall have authority to issue is
     (a) If only one class: Total number of shares . 5,000
     (If the authorized shares are to consist of one class only, state the par value of such shares or a statement that all of such shares are to be without par value.)
          without par value
or
     (b) If more than one class: Total number of shares                     None
     (State (A) ‘the number of shares of each class thereof that are to have a par value and the par value of each share of each such class, and/or (B) the number of such shares that are to be without par value, -and (C) a statement of all or any of the designations and the powers, preferences and rights, including voting rights, and the qualifications, limitations or restrictions thereof, which are permitted by the provisions of title 7 of the General Laws in respect of any class or classes of stock of the corporation and the fixing of which by the articles of association is desired, and an express grant of such authority as it may then be desired to grant to the board of directors to fix by vote or votes -any thereof that may be desired but which shall not be fixed by the articles.)
None
     Fifth. Provisions (if any) dealing with the preemptive right of shareholders pursuant to §7-1.1-24 of the General Laws, 1956, as amended:
None
     Sixth. Provisions (if any) for the regulation of the internal affairs of the corporation:

          The internal affairs of the corporation are governed by its By-Laws.
Seventh. The address of the initial registered office of the corporation is one _______ State________ Street,  ________ Providence, ________ RI 02908 ________
and the name of its initial registered agent at such address is:

Eighth. The number of directors constituting the initial board of directors of the corporation is _______ one _______ and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are
     (If this is a close corporation pursuant to §7-1.1-51 of the General Laws, 1956, -as amended, state the name(s) and address(es) of the officers of the corporation.)

Name	Address
Richard Greer	48 Pratt Street, Providence, RI 02906

     Ninth. The name and address of each incorporator is:

Name	Address
Richard Greer	48 Pratt Street, Providence, RI 02906